AmTrust Financial Services, Inc. Reports Second Quarter 2017 Net Income Per Diluted Share of $0.03 and Operating Earnings Per Diluted Share(1) of $0.40

Transformative Steps Undertaken in Second Quarter to Increase Certainty and Confidence in Long-Term Financial Strength
Enhanced Balance Sheet and Capital Base with $300 Million Common Equity Raise in the Quarter
Entered Reinsurance Agreement to Cover Loss Development of up to $400 Million

Second Quarter 2017 Highlights

•	Second quarter gross written premium of $2.2 billion and net earned premium of $1.4 billion, up 6.1% and 16.8%, respectively, from the second quarter 2016

•	Second quarter service and fee income of $168.4 million, up 35.5% from the second quarter 2016

•	Second quarter net income attributable to common stockholders of $5.8 million, or $0.03 per diluted share, compared to $127.2 million, or $0.73 per diluted share, in the second quarter 2016

•	Second quarter operating earnings(1) of $72.9 million, or $0.40 per diluted share, compared to $135.3 million, or $0.77 per diluted share, in the second quarter 2016

•	Second quarter gain of $68.4 million on sale of 10.6 million shares of National General stock

•	Second quarter loss ratio of 74.2% compared with 66.4% in the second quarter of 2016

•	Second quarter loss ratio of 68.9% after giving effect to the adverse development cover

•	Second quarter combined ratio of 101.2% compared with 91.3% in the second quarter 2016

•	Adjusted combined ratio of 95.9%, after giving effect to the adverse development cover, versus 91.3% in the second quarter 2016

•	Second quarter annualized return on common equity and annualized operating return on common equity of 0.9% and 11.4%, respectively

•	Board of Directors approves payment of quarterly dividend on common stock of $0.17

NEW YORK, August 8, 2017 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq: AFSI) ("the Company" or "AmTrust") today announced second quarter 2017 net income attributable to common stockholders of $5.8 million, or $0.03 per diluted share, compared to $127.2 million, or $0.73 per diluted share in the second quarter 2016. For the second quarter 2017, operating earnings(1) was $72.9 million, or $0.40 per diluted share, compared to $135.3 million, or $0.77 per diluted share, in the second quarter 2016.
Net income and operating earnings in the current quarter were impacted by catastrophe losses of $16.1 million after-tax, or $0.09 per diluted share, ($24.8 million pre-tax).
“We took transformative steps in the second quarter, executing on a number of strategic initiatives to increase certainty and confidence in AmTrust’s long-term financial strength, and appointing a new CFO.” said Barry Zyskind, Chairman and Chief Executive Officer, AmTrust. “In particular, we enhanced our balance sheet and capital base through a $300 million common equity raise to further support our insurance business and organic growth opportunities. Our sale of approximately 86% of our equity position in National General simplifies our balance sheet and reduces concentration in our investment portfolio composition. The reinsurance agreement we entered provides up to $400 million of coverage for adverse net loss reserve development, in excess of our stated net loss reserves as of March 31, 2017, to insulate AmTrust from future reserve volatility. We undertook these actions with a long-term view for the Company and our shareholders, to demonstrate strength and stability to all of our partners, brokers, agents, and insureds, and to enhance our earnings consistency.”

Mr. Zyskind continued, “Our second quarter financial results reflect disciplined sales execution and high policy retention levels with gross written premium of $2.2 billion, up 6.1%. We are focused on maintaining underwriting and pricing rigor in our target markets, and are taking a conservative stance toward our book of business in order to support future profitability and balance sheet strength.”

Second Quarter 2017 Results
Total revenue was $1.6 billion, an increase of $0.2 billion, or 18.2%, from $1.4 billion in the second quarter 2016. Gross written premium was $2.2 billion, an increase of $0.1 billion, or 6.1%, from $2.1 billion in the second quarter 2016. Net written premium was $1.4 billion, an increase of $0.1 billion, or 8.2%, compared to $1.3 billion in the second quarter 2016. Net earned premium was $1.4 billion, an increase of $0.2 billion, or 16.8%, from $1.2 billion in the second quarter 2016. The combined ratio was 101.2%, compared to 91.3% in second quarter 2016, and the adjusted combined ratio was 95.9%, after giving effect to the adverse development cover.
Total service and fee income of $168.4 million increased $44.1 million, or 35.5%, from $124.3 million in the second quarter 2016 and included $35.6 million from related parties in the second quarter 2017 compared to $21.6 million in the second quarter 2016. The increase in service and fee revenue was attributable to the recent acquisition of PDP, as well as an increase in warranty administration revenues and investment management and brokerage fees.
Net investment income, excluding net realized gains and losses on investments, totaled $49.2 million, a decrease of 3.0% from $50.7 million in the second quarter 2016. The decline was due to a change in the valuation of investments in real estate joint ventures based on updated information provided by the managing partner. Excluding the loss, investment income would have been $68.5 million, up 35.1% compared to second quarter 2016. In addition, second quarter 2017 results included net realized gains on investments of $23.5 million, or $15.2 million after-tax, on fixed maturity and equity investments compared with net realized investment gains of $15.1 million, or $9.8 million after-tax, in the second quarter of 2016.
During the quarter, the Company entered into an adverse loss development cover agreement ("ADC"). The ADC was accounted for as retroactive reinsurance, and resulted in a loss of $58.9 million pre-tax, or $0.33 per diluted share. The loss represents the amount paid in excess of the $625 million of ceded losses for $400 million of reinsurance coverage above the carried loss reserves of approximately $6.59 billion. During the second quarter, the Company had prior year adverse loss reserve development of $73.1 million on a pre-tax basis, which exceeded the cost related to the consideration for the ADC, resulting in a pre-tax deferred the gain of $14.1 million, or $0.08 per diluted share.The total cost of the ADC on an after-tax basis was $0.26 per diluted share. The Company believes the ADC improves its earnings outlook and financial stability by significantly mitigating reserve risk going forward. Prior year adverse loss development related primarily to the impact of higher severity of claims and the Company's California worker's compensation book of business, which contributed 3.3 percentage points to the loss ratio for the quarter. The overall loss ratio of the Company's workers compensation business is approximately 58.4% and the book remains accretive to income.
Loss and loss adjustment expense totaled $1.0 billion in the second quarter 2017, compared to $0.8 billion in the second quarter 2016, and resulted in a loss ratio of 74.2% compared with 66.4% for the second quarter 2016. The loss ratio in the second quarter 2017 was 68.9% after giving effect to the ADC. The loss ratio in the second quarter of 2017 was impacted by $73.1 million, or 5.3 percentage points, related to prior year adverse reserve development, which was ceded under the ADC, compared to $26.2 million, or 2.2 percentage points, in the second quarter of 2016. Additionally, there were $24.8 million of catastrophe losses that impacted the loss ratio by 1.8 percentage points in the second quarter of 2017 compared to 1.5 percentage points in the second quarter of 2016.
Acquisition costs and other underwriting expense of $373.2 million increased $78.7 million from $294.5 million for the second quarter 2016. The expense ratio was 27.0% compared to 24.9% for the second quarter 2016. Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $160.4 million, up 9.2% from $146.9 million in the second quarter 2016. Higher acquisition costs are attributable in part to a change in business mix, with higher acquisition costs related to our Lloyd's business inclusive of ANV and higher commission related to commercial package policies.
Other expense of $199.9 million increased $65.5 million, or 48.8%, from $134.3 million in the second quarter 2016, reflecting higher administrative, consulting and auditing costs associated with the Company's restatement of its previously issued consolidated financial statements.
The effective tax rate was a benefit of 32.8%, compared to an expense of 14.6% in the second quarter 2016. The effective tax rate decreased in the second quarter of 2017 as pre-tax income declined from second quarter 2016 to second quarter 2017.

Year-to-Date 2017 Results
Total revenue was $3.1 billion, an increase of $0.4 billion, or 16.0%, from $2.6 billion YTD 2016. Gross written premium was $4.5 billion, an increase of $459.8 million, or 11.5%, from $4.0 billion YTD 2016. Net written premium was $2.7 billion, an increase of $0.2 billion, or 9.1%, compared to $2.5 billion YTD 2016. Net earned premium was $2.6 billion, an increase of $347.2 million, or 15.4%, from $2.3 billion YTD 2016. The combined ratio was 98.6% compared to 91.6% YTD 2016. The adjusted combined ratio was 95.8% compared to 91.6% YTD 2016.
Total service and fee income of $305.9 million increased $52.8 million, or 20.9%, from $253.1 million YTD 2016 and included $55.9 million from related parties in the first six months of 2017 compared to $41.8 million YTD 2016.
Net investment income, excluding net realized gains and losses on investments, totaled $112.6 million, an increase of 12.4% from $100.2 million YTD 2016. In addition, YTD 2017 results included net realized gains on investments of $32.1 million, or $20.8 million after-tax, on fixed maturity and equity investments compared with net realized investment gains of $23.1 million, or $15.0 million after-tax, YTD 2016. Adjusting for the change in the valuation of investments in real estate joint ventures, investment income YTD would have been approximately $131.9 million.
Loss and loss adjustment expense totaled $1.9 billion YTD 2017, compared to $1.5 billion YTD 2016, and resulted in a loss ratio of 71.6% compared with 66.5% YTD 2016. The loss ratio YTD 2017 was 68.8% after giving effect to the ADC. The loss ratio was impacted YTD 2017 by $91.9 million, or 3.5 percentage points, related to prior year adverse reserve development, compared to $102.1 million, or 4.5 percentage points, YTD 2016. Additionally, the Company incurred $49.0 million of catastrophe losses YTD 2017 that impacted the loss ratio by 1.9 percentage points YTD 2017 compared to 0.9 percentage points YTD 2016.
Acquisition costs and other underwriting expense of $701.4 million increased $134.5 million from $566.9 million YTD 2016. The expense ratio was 27.0% compared to 25.1% YTD 2016. Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $317.3 million, an increase of 11% from $286.5 million YTD 2016.
Other expense of $362.7 million increased $99.1 million, or 38%, from $263.6 million YTD 2016, reflecting higher administrative, consulting and auditing costs associated with the Company's restatement of its previously issued consolidated financial statements.
The effective tax rate was 21.8%, compared to 15.6% YTD 2016. The effective tax rate increased YTD 2017 as a greater percentage of the Company's taxable income was generated in jurisdictions with higher tax rates as compared to the second quarter of 2016, and an increase in deemed U.S. taxable income inclusions from foreign operations that the Company acquired in fiscal year 2016.
Total cash and invested assets increased 7.0% to $9.9 billion as of June 30, 2017 compared to $9.2 billion as of December 31, 2016. Total assets of approximately $25.3 billion as of June 30, 2017 increased approximately $2.7 billion, or 12.0%, from approximately $22.6 billion at December 31, 2016. AmTrust's stockholder's equity of $3.7 billion increased 12.1% from $3.3 billion at December 31, 2016.
As of June 30, 2017, the Company's debt-to-capitalization ratio was 26.2%, compared with 27.7% as of December 31, 2016.
During the three months ended June 30, 2017, the Board of Directors declared cash dividends totaling $0.17 per share on the Company's common stock and cash dividends on the following series of non-cumulative preferred stock:

Series	Rate	Dividend
A	6.750%	$0.421875
B	7.250%	$0.453125
C	7.625%	$0.476563
D	7.500%	$0.468750
E	7.750%	$0.484375
F	6.950%	$0.434375

Conference Call:
On August 8, 2017 at 5:30 PM ET, Chairman & CEO Barry Zyskind and EVP & CFO Adam Karkowsky will review these results and discuss business conditions and outlook via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   (877) 755-7421
Toll Dial-in (Outside the U.S):   (973) 200-3087
Conference ID: 53196671
Webcast registration: http://ir.amtrustfinancial.com/events.cfm
Prior to the conference call and webcast, a slide presentation pertaining to the Company's second quarter 2017 earnings will be available on the investor relations section of the Company's website. A replay of the conference call will be available at approximately 8:30 PM ET Tuesday, August 8, 2017 through Tuesday, August 15, 2017 at 11:59 PM ET. To listen to the replay, please dial (855) 859-2056 (within the U.S.) or (404) 537-3406 (outside the U.S.) and enter replay passcode 53196671, or access http://ir.amtrustfinancial.com/events.cfm.
About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York City, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. AmTrust is included in the Fortune 500 list of largest companies. For more information about AmTrust, visit www.amtrustfinancial.com, or call AmTrust toll-free at (855) 327-2223.
Forward Looking Statements
This news release contains certain forward-looking statements that are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, projections of the impact of potential errors or misstatements in our financial statements, and estimates of the impact of material weaknesses in our internal control over financial reporting, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, the impact of known or potential errors or misstatements in our financial statements, our ability to timely and effectively remediate the material weaknesses in our internal control over financial reporting and implement effective internal control over financial reporting and disclosure controls and procedures in the future, risks associated with conducting business outside the United States, the impact of Brexit, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd. or National General Holdings Corp., breaches in data security or other disruptions with our technology, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in our filings with the SEC, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. The projections and statements in this news release speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.
Chaya Cooperberg
Chief Communications Officer & SVP Corporate Affairs
chaya.cooperberg@amtrustgroup.com
(646) 458-3332

AmTrust Financial Services, Inc. Income Statements (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
		As restated		As restated
Gross written premium	$2,199,747	$2,073,112	$4,466,027	$4,006,186

Net written premium	$1,371,902	$1,268,436	$2,715,968	$2,489,115
Change in unearned premium	8,807	(86,684)	(112,727)	(233,081)
Net earned premium	1,380,709	1,181,752	2,603,241	2,256,034

Service and fee income	168,446	124,306	305,942	253,111
Net investment income	49,226	50,745	112,551	100,160
Net realized gain on investments	23,455	15,099	32,070	23,074
Other revenue	241,127	190,150	450,563	376,345
Total revenue	1,621,836	1,371,902	3,053,804	2,632,379
Loss and loss adjustment expense	1,024,478	784,393	1,864,812	1,499,466
Acquisition costs and other underwriting expense	373,195	294,477	701,410	566,945
Other expense	199,860	134,344	362,713	263,611
Total expense	1,597,533	1,213,214	2,928,935	2,330,022
Income before other income (loss), benefit (provision) for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	24,303	158,688	124,869	302,357
Other income (loss):
Interest expense	(24,229)	(17,912)	(47,830)	(33,786)
(Loss) gain on life settlement contracts net of profit commission	(1,261)	12,676	7,349	23,406
Foreign currency loss	(58,948)	(28,995)	(76,916)	(67,228)
Gain on acquisition	—	39,097	—	48,775
Total other (loss) income	(84,438)	4,866	(117,397)	(28,833)
(Loss) income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	(60,135)	163,554	7,472	273,524
Benefit (provision) for income taxes	19,727	(23,807)	(1,629)	(42,767)
Equity in earnings of unconsolidated subsidiaries (related parties)	69,531	4,802	73,488	10,578
Net income	29,123	144,549	79,331	241,335
Net income attributable to redeemable non-controlling interest and non-controlling interest of subsidiaries	(6,723)	(5,817)	(17,728)	(9,834)
Net income attributable to AmTrust Financial Services, Inc.	22,400	138,732	61,603	231,501
Dividends on preferred stock	(16,571)	(11,576)	(33,142)	(20,367)
Net income attributable to AmTrust common stockholders	$5,829	$127,156	$28,461	$211,134
Operating earnings(1) attributable to AmTrust common stockholders	$72,871	$135,260	$128,610	$258,145

AmTrust Financial Services, Inc. Income Statements (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
		As restated		As restated
Earnings per common share:
Basic earnings per share	$0.03	$0.73	$0.16	$1.21
Diluted earnings per share	$0.03	$0.73	$0.16	$1.20
Operating diluted earnings per share (1)	$0.40	$0.77	$0.73	$1.46
Weighted average number of basic shares outstanding	180,679	173,182	175,799	174,346
Weighted average number of diluted shares outstanding	181,528	175,047	176,914	176,227
Combined ratio	101.2%	91.3%	98.6%	91.6%
Adjusted combined ratio	95.9%	91.3%	95.8%	91.6%
Return on common equity	0.9%	21.6%	2.2%	18.2%
Operating return on equity (1)	11.4%	22.9%	10.1%	22.2%
Net realized gain (loss) on investments:
Total other-than-temporary impairment loss	$—	$(16,956)	$—	$(16,956)
Portion of loss recognized in other comprehensive income	—	—	—	—
Net impairment losses recognized in earnings	—	(16,956)	—	(16,956)
Net realized gain recognized on available for sale securities	19,672	33,391	31,302	38,663
Net unrealized gain (loss) on trading securities and other investments	3,783	(1,336)	768	1,367
Net realized investment gain	$23,455	$15,099	$32,070	$23,074

AmTrust Financial Services, Inc. Calculation of Underlying Combined Ratio and Adjusted Underlying Combined Ratio (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Combined ratio	101.2%	91.3%	98.6%	91.6%
Unfavorable prior year reserve development ceded under the ADC	(5.3)%	—%	(2.8)%	—%
Adjusted combined ratio	95.9%	91.3%	95.8%	91.6%
Unfavorable prior year reserve development not ceded under the ADC	—%	(2.2)%	(0.7)%	(4.5)%
Catastrophe losses	(1.8)%	(1.5)%	(1.9)%	(0.9)%
Adjusted underlying combined ratio	94.1%	87.6%	93.2%	86.2%

Adjustments to Combined Ratio
"Adjusted combined ratio" represents the combined ratio excluding unfavorable prior year reserve development ceded under the ADC that may be obscured by including unfavorable prior year reserve development, for which the Company has ceded risk under retroactive reinsurance and not reflecting the economic benefits of the coverage. "Adjusted underlying combined ratio" represents the adjusted combined ratio excluding the impact of unfavorable prior year reserve development and catastrophe losses. The Company believes "adjusted combined ratio" and "adjusted underlying combined ratio" provide investors with valuable measures of the performance of the Company’s ongoing businesses because they each reveal trends in the Company’s insurance businesses that may be obscured by including unfavorable prior year reserve development, and the impact of catastrophe losses that may cause the Company’s loss trends to vary between periods as a result of their incidence of occurrence and magnitude, thereby significantly impacting the combined ratio.

AmTrust Financial Services, Inc. Balance Sheets Highlights (in thousands, except book value per common share)

	June 30, 2017	December 31, 2016
	(Unaudited)	(Audited)
Cash, cash equivalents and investments	$9,879,929	$9,235,666
Premium receivables, net	3,093,247	2,802,167
Goodwill and intangible assets	1,348,186	1,243,125
Loss and loss adjustment expense reserves	11,149,511	10,140,716
Unearned premium	5,297,190	4,880,066
Debt	1,284,629	1,234,900
Preferred stock	913,750	913,750
AmTrust's stockholders' equity	3,663,518	3,269,103
Book value per common share	$14.04	$13.81

AmTrust Financial Services, Inc. Non-GAAP Financial Measures (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
		As restated		As restated
Reconciliation of net income attributable to AmTrust common stockholders to operating earnings (1):
Net income attributable to AmTrust common stockholders	$5,829	$127,156	$28,461	$211,134
Less: Net realized gain on investments	23,455	15,099	32,070	23,074
Non-cash amortization of intangible assets	(18,673)	(12,798)	(37,764)	(23,410)
Non-cash interest on convertible senior notes	(1,648)	(1,538)	(3,296)	(3,075)
Foreign currency loss	(58,948)	(28,995)	(76,916)	(67,228)
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party)	68,425	—	68,425	—
Gain on acquisition	—	39,097	—	48,775
One time retroactive reinsurance premium payment and associated claims monitoring fee at net present value	(58,949)	—	(58,949)	—
Deferred gain on retroactive reinsurance	(14,120)	—	(14,120)	—
Tax effect of adjustments reflected above (2)	(6,584)	(18,969)	$(9,599)	$(25,147)
Operating earnings (1) attributable to AmTrust common stockholders	$72,871	$135,260	$128,610	$258,145
Reconciliation of earnings per diluted share to operating diluted earnings per share (1):
Earnings per diluted share	$0.03	$0.73	$0.16	$1.20
Less: Net realized gain on investments	0.13	0.08	0.18	0.13
Non-cash amortization of intangible assets	(0.10)	(0.07)	(0.21)	(0.13)
Non-cash interest on convertible senior notes	(0.01)	(0.01)	(0.02)	(0.02)
Foreign currency loss	(0.33)	(0.15)	(0.44)	(0.37)
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party)	0.39	—	0.39	—
Gain on acquisition	—	0.21	—	0.27
One time retroactive reinsurance premium payment and associated claims monitoring fee at net present value	(0.33)	—	(0.34)	—
Deferred gain on retroactive reinsurance	(0.08)	—	(0.08)	—
Tax effect of adjustments reflected above (2)	(0.04)	(0.10)	(0.05)	(0.14)
Operating earnings per diluted share (1)	$0.40	$0.77	$0.73	$1.46
Reconciliation of return on common equity to operating return on common equity (1): :
Return on common equity	0.9%	21.6%	2.2%	18.2%
Less: Net realized gain on investments	3.7%	2.4%	2.5%	2.0%
Non-cash amortization of intangible assets	(2.9)%	(2.1)%	(3.0)%	(2.0)%
Non-cash interest on convertible senior notes	(0.3)%	(0.2)%	(0.3)%	(0.3)%
Foreign currency loss	(9.3)%	(4.7)%	(6.0)%	(5.8)%
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party)	10.7%	—%	5.4%	—%
Gain on acquisition	—%	6.3%	—%	4.2%
One time retroactive reinsurance premium payment and associated claims monitoring fee at net present value	(9.2)%	—%	(4.6)%	—%

Deferred gain on retroactive reinsurance	(2.2)%	—%	(1.1)%	—%
Tax effect of adjustments reflected above (2)	(1.0)%	(3.0)%	(0.8)%	(2.1)%
Operating return on common equity (1)	11.4%	22.9%	10.1%	22.2%

(1)
References to operating earnings attributable to AmTrust common stockholders ("Operating Earnings"), operating earnings per diluted share ("EPS"), and operating return on common equity are non-GAAP financial measures. Operating Earnings is defined by the Company as net income attributable to AmTrust common stockholders less net realized gain on investments, non-cash amortization of intangible assets, non-cash interest on convertible senior notes, foreign currency loss, gain resulting from decrease in ownership of equity investment in unconsolidated subsidiaries (related party), gain on acquisition, one time retroactive reinsurance premium payment and associated claims monitoring fee at net present value in 2017, unfavorable prior year reserve development under the ADC and related deferred gain on retroactive reinsurance in 2017 and the income tax impact on certain of these aforementioned adjustments(2). Operating Earnings should not be considered an alternative to net income. Operating earnings per diluted share is defined by the Company as Operating Earnings divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to earnings per diluted share. Operating return on common equity is defined by the Company as Operating Earnings divided by the average common equity for the period and should not be considered an alternative to return on common equity. The Company believes Operating Earnings, operating earnings per diluted share, and operating return on common equity are more relevant measures of the Company's profitability because Operating Earnings, operating earnings per diluted share, and operating return on common equity contain the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of Operating Earnings, operating earnings per diluted share, and operating return on common equity may not be comparable to similarly titled measures used by other companies.

(2)
The Company calculated the income tax effect of certain adjustments using the U.S. federal statutory income tax rate of 35%. Specifically, realized gain on investments, one time retroactive reinsurance premium payment and associated claims monitoring fee at net present value, and unfavorable prior year reserve development and related deferred gain on retroactive reinsurance are predominantly U.S. sourced and, therefore, are subject to tax at 35%. In addition, gain on acquisition is both U.S. and foreign sourced gain that is ultimately subject to tax at 35%. The Company does not report non-cash amortization of intangible assets, non-cash interest on convertible senior notes, or foreign currency loss net of tax.

AmTrust Financial Services, Inc. Segment Information (in thousands, except percentages) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
		As restated		As restated
Gross written premium
Small Commercial Business	$1,123,292	$1,060,558	$2,380,577	$2,126,690
Specialty Risk and Extended Warranty	795,932	651,561	1,528,374	1,181,007
Specialty Program	280,523	360,993	557,076	698,489
	$2,199,747	$2,073,112	$4,466,027	$4,006,186
Net written premium
Small Commercial Business	$638,762	$601,638	$1,297,741	$1,226,166
Specialty Risk and Extended Warranty	555,486	447,061	1,065,694	784,894
Specialty Program	177,654	219,737	352,533	478,055
	$1,371,902	$1,268,436	$2,715,968	$2,489,115
Net earned premium
Small Commercial Business	$631,864	$572,978	$1,185,489	$1,077,072
Specialty Risk and Extended Warranty	539,003	357,884	1,012,493	679,725
Specialty Program	209,842	250,890	405,259	499,237
	$1,380,709	$1,181,752	$2,603,241	$2,256,034
Loss Ratio:
Small Commercial Business	73.9%	66.8%	71.2%	66.4%
Specialty Risk and Extended Warranty	68.8%	64.6%	67.5%	65.1%
Specialty Program	89.0%	67.8%	83.2%	68.4%
Total	74.2%	66.4%	71.6%	66.5%
Expense Ratio:
Small Commercial Business	26.9%	26.2%	27.4%	26.4%
Specialty Risk and Extended Warranty	26.0%	22.0%	25.6%	22.3%
Specialty Program	29.9%	26.1%	29.0%	26.4%
Total	27.0%	24.9%	27.0%	25.1%
Combined Ratio:
Small Commercial Business	100.8%	93.0%	98.6%	92.8%
Specialty Risk and Extended Warranty	94.8%	86.6%	93.1%	87.4%
Specialty Program	118.9%	93.9%	112.2%	94.8%
Total	101.2%	91.3%	98.6%	91.6%